Exhibit 99.1

Contact:	Porter, LeVay & Rose, Inc.
Provectus Biopharmaceuticals, Inc.	Marlon Nurse, DM, SVP – Investor Relations
Peter R. Culpepper, Interim CEO, COO	Phone: 212-564-4700
Phone: 866-594-5999 #30	Allison + Partners
Todd Aydelotte, Managing Director –
Media Relations
Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS ANNOUNCES DATA ON PV-10 FOR

TREATMENT OF PANCREATIC CANCER SCHEDULED FOR POSTER

PRESENTATION AT 31ST SITC ANNUAL MEETING

Moffitt Cancer Center Researchers to Present Data on PV-10 in Mouse Model of Pancreatic

Cancer on Saturday, November 12, 2016

Conference Scheduled for November 9-13, 2016 in National Harbor, Maryland

KNOXVILLE, TN, November 2, 2016 – Provectus Biopharmaceuticals, Inc. (OTCQB: PVCT, www.provectusbio.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), today announced that researchers will present data on the treatment of pancreatic cancer with PV-10, an investigational ablative immunotherapy under development by Provectus for solid tumor cancers, at the 31st Annual Meeting of the Society for Immunotherapy of Cancer (SITC).

The poster, “Intralesional injection with rose bengal and systemic chemotherapy induces anti-tumor immunity in a murine model of pancreatic cancer,” will detail research undertaken at Moffitt Cancer Center by a team of scientists led by Shari Pilon-Thomas.

Dr. Pilon-Thomas has informed Provectus that she will be present Saturday, November 12 at both the SITC luncheon from 11:45 a.m. to 1:00 p.m. as well as the Poster Reception from 6:45 to 8:00 p.m.

The poster presentation is number 264. The full abstract will be available on line at SITCancer.org on November 8 according to conference organizers.

The 31st SITC Annual Meeting and Associated Programs will be held November 9-13 at the Gaylord National Hotel & Convention Center in National Harbor, Maryland.

About SITC

The Society for Immunotherapy of Cancer (SITC) is the world’s leading member-driven organization specifically dedicated to professionals working in the field of cancer immunology and immunotherapy. Established in 1984, SITC is a 501(c)(3) not-for-profit organization with a growing constituency of academic, government, industry, clinical and basic scientists, and practitioners from around the world.

Through emphasis on high-caliber scientific meetings; dedication to education and outreach activities; focus on initiatives of major importance in the field; and commitment to collaborations with like-minded domestic and international organizations, government and regulatory agencies, associations and patient advocacy groups, SITC brings together all aspects of the cancer immunology and immunotherapy community.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals is investigating new therapies for the treatment of skin cancer, liver cancer and breast cancer. Provectus’ investigational oncology drug, PV-10, is an ablative immunotherapy under investigation in solid tumor cancers. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies;

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization; and

•	our ability to raise capital through our proposed rights offering

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